EXHIBIT 99.1

June 18, 2015	Edward Vallejo

Vice President, Investor Relations

856-566-4005

edward.vallejo@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

American Water Announces Agreement to Acquire

Keystone Clearwater Solutions

VOORHEES, N.J., June 18, 2015 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that it has agreed to acquire Keystone Clearwater Solutions (Keystone) from Rex Energy Corporation.  The transaction values the company at $130 million.

Keystone, headquartered in Hershey, Pa., is a water service provider offering a range of water related services to the oil and gas industry primarily in the Appalachian region of Pennsylvania, Ohio and West Virginia.

“Keystone Clearwater Solutions provides turn-key water solutions to the shale gas industry in a safe and environmentally responsible manner,” said Susan Story, president and CEO of American Water. “We are excited because Keystone’s offerings are in line with American Water’s core competencies – supplying, transmitting, pumping and storing water and building the infrastructure required to do so.  Keystone’s commitment to its customers, its operational focus and its commitment to environmental responsibility and safety are also aligned with American Water’s values and have allowed Keystone to grow into a market leader in the shale gas water services segment in only a few years.  We will continue leveraging the expertise of the talented team of Keystone employees who have built this successful organization.”

Story added, “This acquisition delivers on one of our growth strategies to develop complementary businesses.  Coupled with our existing activity in shale, the Keystone acquisition will enhance our ability to provide additional water services solutions to shale development companies."

Upon completion of the acquisition, Keystone will operate as a separate, independent subsidiary of American Water.

“We are excited about this acquisition by American Water,” said Ned Wehler, founder and chief executive officer of Keystone, who will continue to lead the organization. “American Water’s commitment to its customers, safety, the development of its employees and environmental protection is consistent with Keystone’s philosophy.  We look forward to a bright future together.”

American Water anticipates closing on the transaction in July.

About Keystone Clearwater Solutions

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Keystone Clearwater Solutions provides customized water sourcing, transfer and hydraulic fracturing support including intake development, turnkey pipeline construction, water storage, management support and transfer services for Shale Gas operators.

Founded in 2009, Keystone Clearwater is a water management company, serving the needs of customers in the markets where we live and work. Keystone’s origins were established through its management team’s long-standing history and sound reputation in the environmental engineering and water management field, including water systems engineering, permitting, construction and O&M.

About Rex Energy

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

About American Water

Founded in 1886, American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company.  With headquarters in Voorhees, N.J., the company employs 6,400 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

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